UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

July 14, 2009

Internap Network Services Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-27265 (Commission File Number)	91-2145721 (IRS Employer Identification Number

250 William Street, Atlanta, Georgia (Address of Principal Executive Offices)	30303 (Zip Code)

Registrant’s telephone number, including area code: (404) 302-9700

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Securities Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Securities Act (17 CFR 240.13e-2(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 14, 2009, Internap Network Services Corporation (the “Company”) announced the elimination of the Chief Technology Officer position and, as a result, that Timothy P. Sullivan’s employment will terminate effective July 31, 2009. The Company anticipates entering into a separation agreement with Mr. Sullivan regarding the terms of his separation, a copy of which will be filed with the Securities and Exchange Commission following execution.

On July 14, 2009, the Company approved changes to the compensation package of Randal R. Thompson, the Company’s Vice President of Global Sales. Effective as of July 1, 2009, Mr. Thompson’s annual base salary has increased to $225,000 and the potential aggregate bonus payable to him (if specified individual and corporate targets are fully achieved) for performance during 2009 has increased to $112,500, reflecting 50% of his annual base salary. In addition, Mr. Thompson has the potential to earn an incentive payment of up to approximately $40,000 if the Company achieves certain gross margin improvements. The amounts ultimately payable to Mr. Thompson, if any, for incentive compensation attributable to performance during 2009 will be determined after the fiscal year ending December 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNAP NETWORK SERVICES CORPORATION

Date: July 15, 2009	By:	/s/ Richard P. Dobb
Richard P. Dobb
Chief Administrative Officer